BSD Software, Inc. Closes Share Exchange Agreement With Triton And Announces New Board Members



BOCA RATON, Fla.--(BUSINESS WIRE)--Nov. 4, 2002--BSD Software Inc. (OTCBB: BSDS, news) is pleased to announce that it has closed the share exchange agreement with the principal shareholders of Triton Global Business Services, Inc., a Canadian company based in Calgary, Alberta. Under the terms of this agreement, in excess of 90% of the issued and outstanding shares of common stock of Triton has been exchanged for common shares of BSD Software. A soon as practicable, an offer will be extended to the remaining shareholders of Triton on the same terms and conditions.

With the completion of the second share exchange transaction with the remaining shareholders of Triton, BSD Software Inc. will have a total of approximately 32,593,000 shares issued and outstanding, of which 30,700,000 shares will be restricted securities. BSD Software currently has no options outstanding and will have approximately 18,000,000 additional shares available for future issuance.

Mr. Guy Fietz, Founder and President of Triton Global Communications, Inc., a wholly-owned subsidiary of Triton Global Business Services Inc. has been appointed to the Board of BSD Software and will assume the office of President. Mr. Jeffrey Spanier is stepping down as President of BSD Software and will remain on as a Director.

Mr. Fietz, with years of experience in the telecommunications industry, has established Triton as a successful telco billing services company. Mr. Fietz had the vision to see a gap in telco billing services and strategically developed a system that addressed this market need. He was instrumental in bringing together a qualified team to develop advanced processing technologies and a sophisticated software/hardware approach specifically for telecommunications billing systems.

Mr. Jerry Chang, a respected 14 year member of the House of Representatives of the State of Hawaii, has agreed to join the Board of BSD, subject to distribution to BSD Software's current shareholders of the information required by the SEC's Rule 14f-1.

Representative Chang is currently the Chairman of the Tourism and Culture Committees, and Vice-Chair of the Committee on Consumer Protection and Commerce. A licensed realtor since 1975, he has served in numerous leadership positions in various business and community organizations.

Also an independent international marketing consultant, Representative Chang has, over the years, established excellent political and business connections, particularly in Asia and Latin America. His extensive understanding of the cultural and business protocols in these regions will be a tremendous asset to Triton's international expansion program.

About Triton

Triton was incorporated in April 1998 and is a leading provider of billing, clearinghouse and information management services to the telecommunications industry. Triton focuses on helping its clients improve services and profitability by enabling them to streamline their operations and make quicker, more informed billing decisions.

With the implementation of a proprietary, Voice Over IP (VOIP) Platform scheduled for full implementation in January, 2003, Triton's customers will also have access to an enhanced suite of web - based services. Enhanced services include "live agent" e-business fulfillment, mobile and telematic information services. These proprietary services have been designed to target the global customer who demands lower costs and superior service.

Triton is capable of delivering these services, from and to any global location having internet access, in over 150 languages, on a real time basis. Currently focused on the hospitality industry, Triton has identified over 15 other vertical markets to which the technology will be applicable.

Triton, after 5 years of development, operates throughout North America and, to a limited extent, other parts of the world and has plans to rapidly expand its services in Europe and Asia.

For further information please contact Triton at 1-877-813-2419 or info@tritonglobal.ca

Forward looking Statements

The statements made in this press release are forward- looking and are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially. The uncertainties and risk include, but are not limited to, the ability of Triton or the company to execute effectively its business plan, changes in the market for Triton's business services, changes in the market activity, anticipated increases in customers, seasonality, the development of new products and services, the enhancement of existing products and services, competitive pressures (including price competition), systems failures, economic and political conditions, changes in customer behavior and the introduction of competing products having technological and /or other advantages. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Statements made in this document that are not purely historical are forward-looking statements, including any statements as to beliefs, plans, expectations, or intentions regarding the future. The company assumes no obligation to update information concerning its expectations.


     CONTACT: Triton Global Communications, Inc., Calgary, Alberta
              Guy Fietz, 403/257-7090